EXHIBIT 99

   For additional information, please contact:     Mr. Tim Marshall
                                                   Shareholder Communications
                                                      Corporation
                                                   (212)-805-7000


                          READING & BATES CORPORATION
                 EXTENDS COMMISSION-FREE ODDLOT SELLING PROGRAM


   November  7, 1996,  Houston, Texas.....Reading  & Bates  Corporation (RB-
   NYSE) announced today that it has extended its voluntary commission-free selling program for shareholders who, as of September 27, 1996, owned fewer than 100 shares of Reading & Bates Corporation Common Stock.

   The program provides eligible shareholders the opportunity to sell all of their eligible shares. The price to be paid to participating shareholders during the extension period will be a weighted average sales price. This uniform price will be based on those Reading & Bates shares submitted from November 8, 1996 to December 9, 1996, and are then sold in the open market.

   Reading & Bates Corporation is offering a commission-free oddlot selling program to save annual servicing costs while providing small shareholders with a convenient and inexpensive method of selling shares.

   Shareholder Communications Corporation will continue to manage the extended program which is set to expire on December 9, 1996. Neither Reading & Bates Corporation nor Shareholder Communications Corporation makes any recommendation about the Program.

   Reading & Bates is a New York Stock Exchange listed company, providing offshore drilling services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co., provides technical, construction, and project management services and subsea and floating production systems to the upstream offshore oil and gas industry worldwide.

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